Exhibit 10.11

ALBEMARLE CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

Originally Effective July 1, 1996

Amended and Restated Effective April 1, 2004

1.	PURPOSE. The Albemarle Corporation Directors’ Deferred Compensation Plan (the “Plan”), is intended to constitute a deferred compensation plan for corporate directors’ fees.

2.	DEFINITIONS. The following definitions apply to this Plan and to the Deferral Election Forms.

(a)	Administrator means the Company’s Chief Financial Officer.

(b)	Beneficiary or Beneficiaries means a person or persons or other entity designated on a Beneficiary Designation Form by a Participant as allowed in subsection 8(c) to receive a Deferred Benefit. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the benefit, the Participant’s Beneficiary is the first of the following who survives the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares and the Participant’s estate.

(c)	Beneficiary Designation Form means a form acceptable to the Administrator or his designee used by a Participant according to this Plan to name his Beneficiary or Beneficiaries who will receive his Deferred Benefits under this Plan if he dies.

(d)	Board means the board of directors of the Company.

(e)	Chair Fee means that portion of a Director’s Compensation that is fixed and paid for service as a Chair of the Audit Committee, the Executive Compensation Committee or the Nominating and Governance Committee of the Board, which Fees shall be paid on a quarterly basis.

(f)	Committee Fee means that portion of a Director’s Compensation that is fixed and paid for service on the Audit Committee, the Executive Compensation Committee or the Nominating and Governance Committee of the Board, which Fees shall be paid on a quarterly basis.

(g)	Common Stock means the common stock of the Company.

(h)	Company means Albemarle Corporation and any successor business by merger, purchase, or otherwise that maintains the Plan.

(i)	Compensation means a Director’s Chair Fees, Committee Fees and Director Fees for the Deferral Year.

(j)	Deferral Election Form means a document governed by the provisions of section 4 of this Plan, including the portion that is the Distribution Election Form and the related Beneficiary Designation Form that applies to all of that Participant’s Deferred Benefits under the Plan.

(k)	Deferral Year means a calendar year for which a Director has an operative Deferral Election Form.

(l)	Deferred Benefit means either a Deferred Cash Benefit or a Deferred Stock Benefit under the Plan for a Participant who has submitted an operative Deferral Election Form pursuant to section 4 of this Plan.

(m)	Deferred Cash Account means that bookkeeping record established for each Participant who elects a Deferred Cash Benefit. A Deferred Cash Account is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit. A Deferred Cash Account will be credited with the Participant’s Compensation deferred as a Deferred Cash Benefit according to a Deferred Election Form and according to section 6 of this Plan. A Deferred Cash Account will be credited periodically with amounts based upon interest rates established by the Administrator under subsection 6(b) of this Plan.

(n)	Deferred Cash Benefit means the Deferred Benefit elected by a Participant under section 4 that results in payments governed by sections 6 and 8 of this Plan.

(o)	Deferred Stock Account means that bookkeeping record established for each Participant who elects a Deferred Stock Benefit. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Participant’s Compensation deferred as a Deferred Stock Benefit according to a Deferral Election Form and according to section 7 of this Plan. A Deferred Stock Account will be credited periodically with amounts determined under subsection 7(b) of this Plan.

(p)	Deferred Stock Benefit means the Deferred Benefit elected by a Participant under section 4 that results in payments governed by sections 7 and 8 of this Plan.

(q)	Director Fee means that portion of a Director’s Compensation that is fixed and paid without regard to his attendance at meetings and which is payable on a quarterly basis.

(r)	Directors means those duly elected members of the Board who are not employees of the Company.

(s)	Distribution Election Form means that part of a Deferral Election Form used by a Participant according to this Plan to establish the duration of deferral and the frequency of payments of a Deferred Benefit. If a Deferred Benefit has no Distribution Election Form that is operative according to section 4 of this Plan, distribution of that Deferred Benefit is governed by section 8 of this Plan.

(t)	Election Date means the date established by this Plan as the date before which a Director must submit a valid Deferral Election Form to the Administrator. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. However, for an individual who becomes a Director during a Deferral Year, the Election Date is the thirtieth day following the date that he becomes a Director. The Administrator may set an earlier date as the Election Date for any Deferral Year.

(u)	Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on the New York Stock Exchange on such day, then the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select. If shares of Common Stock are not then traded on the New York Stock Exchange, the Fair Market Value shall be determined by the Administrator using any reasonable method in good faith.

(v)	Participant means, with respect to any Deferral Year, a Director whose Deferral Election Form is operative for that Deferral Year.

(w)	Plan means the Albemarle Corporation Directors’ Deferred Compensation Plan.

(x)	Terminate, Terminating, or Termination, with respect to a Participant, mean cessation of his relationship with the Company as a Director whether by death, disability or severance for any other reason.

3.	PARTICIPATION. A Director becomes a Participant for any Deferral Year by filing a valid Deferral Election Form according to section 4 on or before the Election Date for that Deferral Year, but only if his Deferral Election Form is operative according to section 4.

4.	DEFERRAL ELECTION. A deferral election is valid when a Deferral Election Form is completed, signed by the electing Director, and received by the Administrator. Deferral elections are governed by the provisions of this section.

(a)	A Participant may elect a Deferred Benefit for any Deferral Year if he is a Director at the beginning of that Deferral Year or becomes a Director during that Deferral Year.

(b)	Before each Deferral Year’s Election Date, each Director will be provided with a Deferral Election Form and a Beneficiary Designation Form. Under the Deferral Election Form for a single Deferral Year, a Director may elect on or before the Election Date to defer the receipt of all or part of his

Committee Fee (in 10% multiples), or all or part of his Director Fees (in 10% multiples), or a combination thereof for the Deferral Year that will be earned and payable after the Election Date. A Director’s election for the Deferral Year with respect to his Committee Fee shall also apply to any Chair Fee he is paid for the Deferral Year. Notwithstanding the foregoing, for the Deferral Year 2004 only, (a) a Director’s election on his Deferral Election Form to defer his Retainer Fee (as such term was defined under the Plan effective as of March 31, 2004) shall automatically be applied to defer the same dollar amount of his Director Fee for the remainder of the year, and (b) a Director’s election on his Deferral Election Form to defer his Meeting Fees (as such term was defined under the Plan effective as of March 31, 2004) shall automatically be applied to defer the same dollar amount of his Committee Fees for the remainder of the year; a Director’s Chair Fees for 2004 may not be deferred.

(c)	A Participant’s Deferral Election Form for the Participant’s Committee Fees (which shall also apply to his Chair Fees, if any) may specify a Deferred Cash Benefit (in 10% increments of the deferred amount) or a Deferred Stock Benefit (in 10% increments of the deferred amount), or a combination thereof and for the Participant’s Director Fees may specify a Deferred Cash Benefit (in 10% increments of the deferred amount) or a Deferred Stock Benefit (in 10% increments of the deferred amount), or a combination thereof A Participant may not elect to convert a Deferred Cash Benefit to a Deferred Stock Benefit or to convert a Deferred Stock Benefit to a Deferred Cash Benefit.

(d)	Each Distribution Election Form is part of the Deferral Election Form on which it appears or to which it states that it is related. The Administrator may allow a Participant to file one Distribution Election Form for all of his Deferred Stock Benefits, all of his Deferred Cash Benefits or all of his Deferred Benefits. The Administrator may allow a Participant to file multiple Distribution Election Forms that each relate to Deferred Stock Benefits, Deferred Cash Benefits, or both for one or more Deferral Years. The provisions of section 8 of this Plan apply to any Deferred Benefit under this Plan if there is no operative Distribution Election Form for that Deferred Benefit.

(e)	If he does so before the last business day of the Deferral Year, the Administrator may reject any Deferral Election Form or any Distribution Election Form or both, and the Administrator is not required to state a reason for any rejection. The Administrator may modify any Distribution Election Form at any time to the extent necessary to comply with any federal securities laws or regulations. However, the Administrator’s rejection of any Deferral Election Form or any Distribution Election Form or the Administrator’s modification of any Distribution Election Form must be based upon action taken without regard to any vote of the Director whose Deferral Election Form or Distribution Election Form is under consideration, and the Administrator’s rejections must be made on a uniform basis with respect to similarly situated Directors. If the Administrator rejects a Deferral Election Form, the Director must be paid the amounts he would then have been entitled to receive if he had not submitted the rejected Deferral Election Form.

(f)	A Director may not revoke a Deferral Election Form or a Distribution Election Form after the Deferral Year begins. Any revocation before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form or a Distribution Election Form. Any writing signed by a Director expressing an intention to revoke his Deferral Election Form or a related Distribution Election Form and delivered to the Administrator before the close of business on the relevant Election Date is a revocation.

(g)	The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 50,000 shares. The maximum number of shares which may be issued under this Plan shall be adjusted as the Administrator shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Administrator necessitates such action. Any determination made under this subsection by the Administrator shall be final and conclusive. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares which may be issued under this Plan.

5.	EFFECT OF NO ELECTION. A Director who has not submitted a valid Deferral Election Form to the Administrator on or before the relevant Election Date may not defer his Compensation for the Deferral Year under this Plan. The Deferred Benefit of a Director who submits a valid Deferral Election Form but fails to submit a valid Distribution Election Form for that Deferred Benefit before the relevant Election Date or who otherwise has no valid Distribution Election Form for that Deferred Benefit is governed by section 8 of this Plan.

6.	DEFERRED CASH BENEFITS.

(a)	Deferred Cash Benefits will be set up in a Deferred Cash Account for each Participant and credited with interest at rates determined by the Administrator. Deferred Cash Benefits are credited to the applicable Participant’s Deferred Cash Account as of the day they would have been paid but for the deferral. Interest is credited on the first day of each month based on the Deferred Cash Account balance at the end of the preceding day.

(b)	Interest will be credited to Deferred Cash Accounts based on average three-month United States Treasury Bill rates Auction Average (Investment), as published by the Federal Reserve Board for the month immediately preceding the day the interest is credited. Notwithstanding the preceding sentence, the Administrator may change the basis on which the interest rate is determined. Interest credits are accrued monthly on accumulated Deferred Cash Accounts. Interest is accrued through the end of the month preceding the month of distribution of a Deferred Cash Benefit.

7.	DEFERRED STOCK BENEFITS.

(a)	Deferred Stock Benefits will be set up in a Deferred Stock Account for each electing Participant and credited with earnings in accordance with subsection 7(b). A Deferred Stock Benefit attributable to a Director Fee is credited to the Participant’s Deferred Stock Account as a number of whole and fractional shares of Common Stock as of the day the Fee would have been paid but for the deferral, based on the Fair Market Value on the business day preceding that date. A Deferred Stock Benefit attributable to a Chair Fee is credited to the Participant’s Deferred Stock Account as a number of whole and fractional shares of Common Stock as of the day the Fee would have been paid but for the deferral, based on the Fair Market Value on the business day preceding that date. A Deferred Stock Benefit attributable to a Committee Fee is credited to the Participant’s Deferred Stock Account as a number of whole and fractional shares of Common Stock as of the day the Fee would have been paid but for the deferral, based on the Fair Market Value on the business day preceding that date.

(b)	The basis for additional credits to Deferred Stock Accounts (in whole and fractional shares of Common Stock) will be variable rates based on the value of dividends paid on Common Stock and the Fair Market Value on the date that such dividends are paid on Common Stock. The value of a Deferred Stock Account at any relevant time equals the value of the shares of Common Stock as if the Compensation deferred by the Participant under the Plan and any additional credits under this subsection had been used to purchase Common Stock at the Fair Market Value on the date those amounts were credited to the Deferred Stock Account. Additional credits are accrued through the end of the month preceding the month of distribution of a Deferred Stock Benefit.

8.	DISTRIBUTIONS. (a) According to a Participant’s Distribution Election Form, but subject to Plan subsection 4(f), a Deferred Cash Benefit must be distributed in cash. According to a Participant’s Distribution Election Form, but subject to Plan subsection 4(f), a Deferred Stock Benefit must be distributed in shares of Common Stock equal to the number of whole shares of Common Stock credited to the Participant’s Deferred Stock Account on the last day of the month preceding the month of distribution. However, cash must be paid in lieu of a fractional share of Common Stock credited the Participant’s Deferred Stock Account on the last day of the month preceding the month of distribution.

(b)	Except for distributions triggered by a Participant’s disability, Deferred Benefits will be paid in a lump sum unless the Participant’s Distribution Election Form specifies installment payments over a period of up to 10 years. A Deferred Benefit payable in installments will continue to accrue additional credits under Plan subsection 6(b) or 7(b), as applicable, on the unpaid balance of a Deferred Cash Account and Deferred Stock Account through the end of the month preceding the month of distribution.

If a Participant Terminates as a result of his disability, Deferred Benefits will be paid to such Participant in installment payments over a period of 10 years commencing on the date his disability is certified by the Administrator unless the Administrator, in his sole discretion, approves a longer or shorter payment period. If, after his Termination as a result of disability, such Participant recovers before the balance of his Deferred Cash and Deferred Stock Accounts under the Plan are exhausted, his distributions will be discontinued and any remaining Deferred Benefits under the Plan will be governed by the provisions of this section and his Distribution Election Form.

Unless otherwise specified in a Participant’s Distribution Election Form, any lump sum payment will be paid or installment payments will begin to be paid on the February 15 of the year after the Participant’s sixty-fifth birthday or on the February 15 of the year after the Participant’s Termination, if earlier. For distributions that would automatically be caused under the preceding sentence by a Participant’s Termination (other than by death or disability) or for distributions that would otherwise automatically begin because a Participant reaches age sixty-five, the Participant may elect on his Distribution Election Form that payments are to begin

(i) on the February 15 following his Termination, without regard to his age; or

(ii) on the February 15 following his Termination and his attainment of a specified age; or

(iii) even if the Participant does not Terminate, on the February 15 following his attainment of a specified age.

For purposes of these distribution election alternatives, the specified age must be not less than the Participant’s age two years from the Election Date pertaining to the applicable Deferral Year. With the consent of the Administrator, a Participant may amend his Distribution Election Form to postpone the commencement of benefit payments if (i) the amendment is approved by the Administrator before the calendar year in which benefit payments are scheduled to begin and (ii) the amended payment date conforms to the requirements of the Plan.

(c)	Deferred Benefits may not be assigned by a Participant or Beneficiary. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of his Deferred Benefits under the Plan; such designations are revocable. Each Beneficiary will receive his portion of the Participant’s Deferred Cash Account and Deferred Stock Account on February 15 of the year following the Participant’s death unless the Beneficiary’s request for accelerated payment is approved at the Administrator’s discretion under section 9 or unless the Beneficiary’s request for a different distribution schedule is received before distributions begin and is approved at the Administrator’s discretion. The Administrator may insist that multiple Beneficiaries agree upon a single distribution method.

(d)	Any Common Stock distributed pursuant to the Plan shall have been acquired by an “agent independent of the issuer” (i.e., the Company) within the meaning of 17 CFR 240.10b-18, as such regulation or any successor is in effect from time to time. Such acquisitions may be effected in all cases on the open market or, in the event that the Company makes available newly issued common stock, directly from the Company, provided that such common stock has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or any successor thereto at the time such purchase is made or an exemption from such registration requirement is, in the opinion of counsel to the Company, available.

9.	HARDSHIP DISTRIBUTIONS.

(a)	At his sole discretion and at the request of a Participant before or after the Participant’s Termination, or at the request of any of the Participant’s Beneficiaries after the Participant’s death, the Administrator may accelerate and pay all or part of any amount attributable to a Participant’s Deferred Benefits under this Plan. Accelerated distributions may be allowed only in the event of a financial emergency beyond the Participant’s or Beneficiary’s control and only if disallowance of a distribution would create a severe hardship for the Participant or Beneficiary. An accelerated distribution must be limited to the amountdetermined by the Administrator to be necessary to satisfy the financial emergency.

(b)	For purposes of an accelerated distribution under this section, the Deferred Stock Benefit’s value is determined by the value of the Deferred Stock Account at the time of the distribution.

(c)	Only cash distributions are permitted under this section. Distributions under this section must first be made from the Participant’s Deferred Cash Account before accelerating the distribution of any amount attributable to a Deferred Stock Benefit.

(d)	A distribution under this section is in lieu of that portion of the Deferred Benefit that would have been paid otherwise. A Deferred Cash Benefit is adjusted for a distribution under this section by reducing the Participant’s Deferred Cash Account by the amount of the distribution. A Deferred Stock Benefit is adjusted for a distribution under this section by reducing the value of the Participant’s Deferred Stock Account by the amount of the distribution.

10.	COMPANY’S OBLIGATION. The Plan is unfunded. A Deferred Benefit is at all times a mere contractual obligation of the Company. A Participant and his Beneficiaries have no right, title, or interest in the Deferred Benefits or any claim against them. The Company will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

11.	CONTROL BY PARTICIPANT. A Participant has no control over Deferred Benefits except according to his Deferral Election Forms, his Distribution Election Forms, and his Beneficiary Designation Forms.

12.	CLAIMS AGAINST PARTICIPANT’S DEFERRED BENEFITS. A Deferred Cash Account and a Deferred Stock Account relating to a Participant under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Deferred Benefits are not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or his Beneficiary has no rights to receive Deferred Benefits other than as a general creditor.

13.	AMENDMENT OR TERMINATION. Except as otherwise provided in this section, this Plan may be altered, amended, suspended, or terminated at any time by the Board. Except for a termination of the Plan caused by the determination of the Board that the laws upon which the Plan is based have changed in a manner that negates the Plan’s objectives, the Board may not alter, amend, suspend, or terminate this Plan without the majority consent of all Directors who are Participants if that action would result either in a distribution of all Deferred Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Benefits to Participants. Notwithstanding the preceding sentence, if any amendment to the Plan, subsequent to the date the

Plan becomes effective, adversely affects Deferred Benefits elected hereunder, and after the effective date of any such amendment the Internal Revenue Service declines to rule favorably on any such amendment or will rule favorably only if the Board makes amendments to the Plan not acceptable to the Board, the Board, in its sole discretion, may accelerate the distribution of part or all amounts attributable to affected Deferred Benefits due Participants and Beneficiaries hereunder. No Plan amendment shall be effective prior to its approval by the Company’s shareholders if the amendment (i) materially increases the benefits that may be provided under this Plan, (ii) materially changes the class of individuals who are eligible to participate in this Plan, or (iii) materially increases the number of shares of Common Stock that may be issued under this Plan. In addition, this Plan may not be amended more than once in any six month period unless such amendment is adopted to conform the Plan to requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974 or any other applicable law.

14.	NOTICES. Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at his last known business address.

15.	WAIVER. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

16.	CONSTRUCTION. This Plan is created, adopted, and maintained according to the laws of Virginia (except its choice-of-law rules). It is governed by those laws in all respects. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, that fact in no way affects the validity or enforceability of any other provision. Use of the one gender includes all, and the singular and plural include each other.

17.	EFFECTIVENESS. The Board originally adopted this Plan subject to the approval of the Company’s shareholders at the 1996 annual meeting of the Company.